Exhibit 99.1

Saratoga Investment Corp. Announces Postponement of Annual Meeting of Stockholders Until October 23, 2024

Urges Stockholders To Vote Their Shares

NEW YORK, NY, Sept. 25, 2024 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment,” “Saratoga” or “the Company”) today announced that the Company anticipates that it will not have a sufficient number of shares of the Company's common stock present in person or represented by proxy at the 2024 Annual Meeting of Stockholders (the "Annual Meeting"), scheduled for Thursday, September 26, 2024 at 10:00 a.m. Eastern Time, to constitute a quorum. The majority of the votes received are in favor of the motion being proposed which is to elect Christian L. Oberbeck as director of the Company, to serve until the 2027 Annual Meeting. The Company has decided to postpone the Annual Meeting to 10:00 a.m. Eastern Time on Wednesday, October 23, 2024 at the offices of Ropes and Gray, located at 1211 Avenue of The Americas, 38th Floor, New York, NY 10036.

The close of business on July 29, 2024 will continue to be the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting. Stockholders of the Company who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action.

No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company encourages all of its stockholders to read the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on August 1, 2024 (the “Proxy Statement”), which is available free of charge on the SEC’s website at www.sec.gov, and on the Company’s website at 3fc2212d-02d6-476f-aebb-fdc690bcfd74 (saratogainvestmentcorp.com).

The Company will continue to solicit votes from its stockholders with respect to the proposal set forth in the Proxy Statement. The Company encourages all stockholders who have not yet voted to do so before Tuesday, October 23, 2024 at 11:59 p.m., Eastern Time. Your vote is important regardless of how many shares you own. Voting as soon as possible will help us save on the costs associated with the Annual Meeting.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Contact:

Henri Steenkamp

Saratoga Investment Corp.

212-906-7800